As filed with the Securities and Exchange Commission on December 19, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CSK Auto Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	86-0765798 (I.R.S. Employer Identification No.)

645 E. Missouri Ave., Suite 400 Phoenix, Arizona (Address of Principal Executive Offices)	85012 (Zip Code)
CSK Auto Corporation 2004 Stock and Incentive Plan
(Full Title of the Plan)
Lawrence N. Mondry
CSK Auto Corporation
645 E. Missouri Ave., Suite 400
Phoenix, Arizona 85012
(Name and Address of Agent For Service)
(602) 265-9200
(Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Richard M. Russo, Esq.
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4200
Denver, Colorado 80202
(303) 298-5700
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered	Per Share(1)	Offering Price(1)	Registration Fee
Common Stock, par value $0.01 per share(2)	1,500,000	$5.16	$7,740,000	$238

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	These shares are additional shares which have been authorized by CSK Auto Corporation for offer under the CSK Auto Corporation 2004 Stock and Incentive Plan (as Amended and Restated). Pursuant to Rule 457(h)(1), the filing fee for the 1,500,000 shares subject to options that have not yet been granted is calculated based upon the average high and low prices of the Common Stock reported on December 17, 2007, which was $5.16 per share.

PART II
Item 6. Indemnification of Directors and Officers.
Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-5.1
EX-23.2

NOTE
     The purpose of this Form S-8 is to increase by 1,500,000 the number of shares which may be made subject to awards under the CSK Auto Corporation 2004 Stock and Incentive Plan (the “Plan”), which has been amended and restated since the filing of CSK Auto Corporation’s (the “Company” or “Registrant”) original Registration Statement covering the Plan. In accordance with the instructions to Form S-8, the Company hereby incorporates herein by reference the Form S-8 filed by the Company with respect to the Plan on September 21, 2004 (SEC File No. 333-119152), together with all exhibits filed therewith or incorporated therein by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the circumstances in which a Delaware corporation is permitted and/or required to indemnify its directors and officers. The DGCL permits a corporation to indemnify its directors and officers in certain proceedings if the director or officer has complied with the standard of conduct set out in the DGCL. The standard of conduct requires that the director or officer must have acted in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to matters in a criminal proceeding, the director or officer must have had no reason to believe that his or her conduct was unlawful. With respect to suits by or in the right of the corporation, the DGCL permits indemnification of directors and officers if the person meets the standard of conduct, except that it precludes indemnification of directors and officers who are adjudged liable to the corporation, unless the Court of Chancery or the court in which the corporation’s action or suit was brought determines that the director or officer is fairly and reasonably entitled to indemnity for expenses. To the extent that a present or former director or officer of the corporation is successful on the merits or otherwise in his or her defense of a proceeding, the corporation is required to indemnify the director or officer against reasonable expenses incurred in defending himself or herself. The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
          As permitted by the DGCL, the Registrant’s Restated Certificate of Incorporation, as amended (the “Charter”) provides that the Registrant shall indemnify any director or officer who was or is a party or who was or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, one by or in the right of the corporation to procure judgment in its favor), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any other corporation or enterprise, from and against any and all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The Charter also provides that the indemnification provided in the Charter shall not be deemed exclusive of any other rights to

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which the indemnified party may be entitled and that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or any other corporation or enterprise against expense liability or loss whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL or under the respective charters.
          The Company’s (the “Bylaws”) provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
          The Bylaws also provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.
          The Bylaws also provide that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith and that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.
          Section 102(b)(7) of the DGCL provides that a corporation may relieve its directors from personal liability to the corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except for (i) a breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) for any transactions from which the director derived an improper personal benefit. As permitted by the

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DGCL, the Charter provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the corporation or to its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders’ derivative suits on behalf of the corporation) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv) above. These provisions will not alter the liability of directors under federal securities laws.
          The Registrant also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.
Item 8. Exhibits.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (contained on signature page hereto).

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 19th day of December, 2007.

CSK AUTO CORPORATION
By:	/s/ Lawrence N. Mondry
Lawrence N. Mondry
President and Chief Executive Officer

     Each of the undersigned, being a director or officer of CSK Auto Corporation, a Delaware corporation (the “Company”), hereby constitutes and appoints Randi V. Morrison his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of her substitutes or resubstitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence N. Mondry Lawrence N. Mondry	President, Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2007

/s/ James D. Constantine James D. Constantine	Executive Vice President of Finance and Chief Financial Officer (Principal Financial Officer)	December 19, 2007

Signature	Title	Date

/s/ Michael D. Bryk Michael D. Bryk	Senior Vice President of Finance and Controller (Principal Accounting Officer)	December 19, 2007

/s/ Charles K. Marquis Charles K. Marquis	Chairman of the Board of Directors	December 19, 2007

/s/ James Bazlen James Bazlen	Director	December 19, 2007

/s/ Morton Godlas Morton Godlas	Director	December 19, 2007

/s/ Terilyn A. Henderson Terilyn A. Henderson	Director	December 19, 2007

/s/ Charles J. Philippin Charles J. Philippin	Director	December 19, 2007

/s/ William A. Shutzer William A. Shutzer	Director	December 19, 2007

EXHIBIT INDEX

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (contained on signature page hereto).